Exhibit 10.9

DATED THE 15th January 2013

LUXOFT HOLDING, INC.

and

LUXOFT INTERNATIONAL COMPANY LIMITED

and

LUXOFT EASTERN EUROPE LTO

and LUXOFT

USA, INC, and

BNP PARIBAS DUBLIN BRANCH

UNCOMMITTED RECEIVABLES
PURCHASE AGREEMENT

THIS AGREEMENT is entered into on the 15th day of January 2013

BETWEEN

(1)                                 Luxoft Holding, Inc. with its registered office at Akara Bldg., 24 De Castro Street, Wickhams Cay I, PO box 3136 Road Town, Tortola, BVI

(2)                                 Luxoft International Company Limited with its registered office at Themistokli Dervi, 5, Elenion building, 2nd Floor, 1066 Nicosia, Cyprus

(together with their Approved Subsidiaries, the “Assignors” and Individually an “Assignor”);

(3)                                 Luxoft Eastern Europe Ltd., with its registered office at 33 Porter Road, P.O. Box 3169 PMB 103, Road Town, Tortola, British Virgin Islands;

(4)                                 Luxoft USA, Inc. with Its address at 225 West 34th street, Ste. 1707-06, New York, NY, 10122, (together the “Approved Subsidiaries” and individually an ‘Approved Subsidiary”);

(5)                                 BNP Paribas Dublin Branch with its registered office at 5 George’s Dock, I.F.S.C., Dublin 1 (the “Bank”)

WHEREAS

(A)                               The Assignor is a provider of IT Services (the “Services”).

(B)                               The Assignor supplies Services to a number of Obligors.

(C)                               The Assignor wishes to sell certain receivables, due from the Obligors, to the Bank.

(D)                               The Bank is willing, from time to time, on an uncommitted basis to purchase certain receivables satisfactory to the Bank, on and subject to the terms of this Agreement.

IT IS AGREED:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Agreement and schedules:

Applicable Law	means the laws of England

Approved Subsidiary	means, as of the date hereof:
(i) Luxoft Eastern Europe Ltd., and
(ii) Luxoft USA, Inc;
plus any other Approved Subsidiary as may be agreed between the parties hereto from time to time.

Assignor	means Luxoft Holding, Inc., Luxoft International Company Limited and any Approved Subsidiary.

Assignment Agreement	means an assignment by the Assignor In favour of the Bank In the form set out in Appendix II

Assignment Notice	means an undated notice of assignment In the form set out in Appendix III;

Business Day	shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in Dublin;

Collection Account	means the account into which the Assignor In its role as Collection Agent collects the proceeds of the Purchased Receivables on behalf of the Bank;

Collection Agent	has the meaning given to that term in clause 4.1;

Commercial Dispute

means any dispute between an Obligor and the Assignor with respect to a Purchased Receivable, including any alleged or actual defects or shortages In the quality or quantity of products supplied by the Assignor, any return of goods or any alleged or actual failure to comply with the terms of a Contract or other agreement relating to the Purchased Receivable provided such circumstances entail late payment. For the avoidance of doubt, late payment by a solvent Obligor more than 30 (thirty) days after the Maturity Date of the relevant Invoice (plus any applicable Grace Period) shall be deemed to be a Commercial Dispute;

Consolidated Maturity Date	means, for Purchased Receivables whose Maturity Date falls between the Saturday of one week and the Friday of the next week, the Friday of that next week.

Contract	means a contract between an Obligor and the Assignor entered into in the ordinary course of the Assignor’s business, in respect of the supply of Services;

CTPR System

means CTPR System ® means the Bank’s communication tool accessible via the Internet to enable clients to offer various receivables for sale to the Bank and for the loading approval and monitoring of such receivables on a platform, the terms of use of which are set out In Appendix IV;

Discount Amount	means the amount calculated as per the following formula: where DA means Discount Amount FA means Face Amount DR means Discount Rate DP means Discount Period

Discount Period	means, in respect of a Purchased Receivable, the period beginning on the Purcha.se Date and ending on the Consolidated Maturity Date plus any Grace Period;

Discount Rate	means EURIBOR, GBP LIBOR, USD LIBOR whichever is

applicable, or the Bank’s actual cost of funds for the period, whichever shall be the higher, plus, for each Obligor the margin as set out opposite to Its name In Schedule 1 on a 360/365 days basis (as applicable);

Eligible Receivable	means Receivables that:

a)

are generated and held by the Assignor In the ordinary course of its business from the sale of Services to an Obligor pursuant to the Contract and which Services have been delivered to the relevant Obligor;

b)

are current and the underlying sale related supply of IT services description of which Is Inserted In the relevant Invoice, and does not relate to the trade of commodity paper or other financial instruments

	c)	are free from fraud, dilutions, credit notes or Commercial Dispute;

	d)	are due and payable to the Assignor under the Contract, are not subject to any discount, rebate, offset or adjustment and relate to Services which have been received by the Obligor;

	e)	are free from any liens or security Interests and have not been previously pledged, sold, assigned or transferred;

	f)	are due without being subject to the Assignors performance of any additional service for, or Incurrence of any additional obligation to the Obligor;

	g)	are not subject to restriction on assignments or related documents;

	h)	are denominated In the Relevant Currency;

	i)	are evidenced by an Invoice that has been accepted by the relevant Obligor,

	j)	are payable free and clear of any deduction by way of Tax, set-off or otherwise;

	k)	for which an Assignment Notice has been received; and

	l)	are not due from an entity that is related to an Assignor or any Approved Subsidiary.

EUR

means the lawful currency of the participating member states of the European Union which have adopted the single currency In accordance with the EC Treaty of Rome dated 25 March, 1957 (as subsequently amended);

EURIBOR	(a) the percentage rate per annum determined by the European interbank market for deposits in the Relevant Currency for a duration equal to or comparable to the duration of such Discount Period which appear on the relevant Reuters Monitor Money Rates Service page at or about 11:00 am Paris time, two working days before the first day of such Discount Period; or

(b)                                 If no such page is available for the relevant interest period, the arithmetic mean of the rates as supplied to the Bank at its request quoted by the reference banks, periodically agreed between the parties to this Agreement, to leading banks in the European interbank market, two working days before the first day of such Funding Period for deposits in the Relevant Currency for a duration equal to or comparable to the duration of such Discount Period; or

(c)                               if such rates do not adequately and fairly reflect the cost of funding of the Bank, the rate that the Bank will notify In writing to the Assignor two working days before the first day of such Discount Period or In each case such other day on which It Is market practice in the relevant interbank market for prime banks to give quotations for deposits In the Relevant Currency for delivery on the first day of the relevant Discount Period.

Event of Recourse	means any of the events specified In Clause 11;

Face Amount	means, In relation to a Receivable, the amount of the relevant Invoice less any discounts, rebates, offsets or adjustments fixed In such Invoice and not subject to change;

Facility Amount

means USD 10,000,000 (ten million US Dollars) being the total aggregate amount of Purchased Receivables the Maturity Date of which has not yet occurred or in relation to which an Obligor Default is outstanding at any one time under this Agreement;

Facility Currency	means EUR, GBP and USD, as applicable;

GBP	means Pounds Sterling, the lawful currency of Great Britain;

Grace Period	means a period of 6 (six) Business Days following the Consolidated Maturity Date;

Invoice(s)	means an Invoice or invoices issued (by the Assignor) for payment for goods or Services supplied by the Assignor to an Obligor. pursuant to a Contract;

Invoice List

means a list of the Eligible Receivables that are the subject of any one Purchase Request which sets out the number of each Invoice evidencing an Eligible Receivable, the amount and issuance date of such Invoice, the Maturity Date of each Eligible Receivable, the reference number relating to transport and delivery of the underlying services and/or goods (if applicable) and Is evidenced by an Assignment Agreement;

LIBOR

(a)                                 the percentage rate per annum determined by the London interbank market for deposits in the Relevant Currency for a duration equal to or comparable to the duration of such Discount Period which appear on the relevant Reuters Monitor Money Rates Service page at or about 11:00 am London time, two working days before the first day of such Discount Period; or

(b) If no such page is available for the relevant interest period, the arithmetic mean of the rates as supplied to the Bank at its request quoted by the reference banks, periodically agreed between the parties to this Agreement, to leading banks In the London Interbank market, two working days before the first day of such Funding Period for deposits In the Relevant Currency for a duration equal to or comparable to the duration of such Discount Period; or

(c)                                  if such rates do not adequately and fairly reflect the cost of funding of the Bank, the rate that the Bank will notify In writing to the Assignor two working day before the first day of such Discount Period or in each case such other day on which It Is market practice in the relevant interbank market for prime banks· to give quotations for deposits in the Relevant Currency for delivery on the first day of the relevant Discount Period.

Maturity Date

means the date by which the relevant Obligor Is obliged to make payment of any and all sums due in respect of a Purchased Receivable, which date shall not be more than the number of days set out opposite to Its name In Schedule 1 from the date of the relevant Invoice, which date shall not exceed 90 (ninety) days;

Obligor

selected clients with specific Individual sub-limit per Obligor (the addresses and sub-limits of which are set out In the Schedule I hereto) or any other such person or entity approved from time to time by the Assignors and the Bank;

Obligor Default	means, In respect of a Purchased Receivable, the Obligor failing to pay the Face Amount before close of business on the Consolidated Maturity Date for that Purchased Receivable;

Purchase Date	means, in relation to a Purchased Receivable, the date upon which such Purchased Receivable Is purchased by the Bank. There shall not be more than four (4) Purchase Dates per calendar month;

Purchase Price	means, in relation to a Purchased Receivable, the amount calculated by the Bank and confirmed by the Assignor as the Face Amount of such Purchased Receivable less the Discount Amount;

Purchased	means a request presented by the Assignor who enters the requisite details of one or more Receivables onto the CTPR System;

Receivable Purchase	means an Eligible Receivable purchased by the Bank pursuant to this Agreement;

Request Receivable

means the legal, valid, binding and enforceable Assignor’s right, title and Interest to receive an amount payable by the Obligor under a payment instrument, including (i) any right to interest for late payment of which the Assignor is the beneficiary, and (II) any rights accruing to, derived from or otherwise connected with the Contract as security for the payment and discharge of the Receivables under a Contract which is evidenced by an Invoice and offered by the Assignor for purchase by the Bank under this Agreement;

Relevant Currency	means EUR, GBP or USD , being the currency In which the

Receivables will be denominated;

Relevant Documents

means this Agreement, each Purchased Receivable, each Purchase Request, each Assignment Agreement, each Assignment Notice and any other side letter or document executed or to be executed In connection with any Purchased Receivable;

Tax

means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay In paying any of the same);

1.2                               Any reference in this Agreement to any Relevant Document or any other agreement or document shall be construed as a reference to such Relevant Document or, as the case may be, such other agreement or document as the same may have been, or may from time to time be amended, varied, novated or supplemented.

1.3                               A payment shall be construed as payment in cleared funds.

1.4                               References to clauses, appendices and schedules are to clauses, appendices and schedules in this Agreement. Clause and appendix and schedule headings are for ease of reference only.

1.5                               Words importing the singular shall include the plural and vice versa.

1.6                               Unless expressly provided to the contrary in this Agreement, a person who is not expressly a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, 1999 to enforce or to enjoy the benefit of any term of this Agreement. Notwithstanding any term of this Agreement, the consent of any person who is not an express party to this Agreement is not required to rescind or vary this Agreement at any time.

2.                                      THE FACILITY

2.1                               The Bank hereby agrees to provide an uncommitted facility to the Assignor, up to the Facility Amount, from the date of this Agreement.

2.2                               The Assignor may, from time to time but not more than 4(four) times per calendar month, by submitting, via the CTPR System, a Purchase Request to the Bank, request that the Bank purchase one or more Eligible Receivables at the Purchase Price.

2.3                               The Bank, at its absolute discretion, may agree to purchase any of those Eligible Receivables for the Purchase Price up to the Facility Amount. The Bank has no commitment to purchase any Eligible Receivables. Each Purchase Request shall be reviewed by the Bank on a case by case basis, within two (2) Business Days of the receipt of same by the Bank, and its decision to agree to or refuse a Purchase Request, which shall be conveyed to the Assignor within the two (2) Business Day period, shall be at Its sole discretion and Irrespective of whether or not the Assignor Is in compliance with the terms and conditions of this Agreement.

3.                                      PURCHASE OF ELIGIBLE RECEIVABLES

3.1                               Purchase Request and Conditions Precedent

3.1.1                     The Assignor shall submit or present Purchase Requests:

a)                                     In the case of the first Purchase Request only, after the completion or receipt, to the satisfactio of the Bank, of the conditions precedent set out In Appendix I;

b)                                     not later than 3 (three) Business Days before the proposed Purchase Date, or such later date as the Bank may expressly agree; and

c)                                      on the condition that the proposed Purchase Date in the Purchase Request Is a Business Day,

d)                                     on the condition that the Maturity Date of each Invoice Included In the Invoice List of such Purchase Request, falls not less than 15 (fifteen) days and not later than 90 (ninety) days after the relevant Purchase Date,

e)                                      on the condition that It would not, when Receivables proposed for purchase are aggregated with the aggregate outstanding amount of Purchased Receivables as at the date the Bank purchases the proposed Receivables, cause the Facility Amount to be exceeded,

f)                                       on the condition that an undated Assignment Notice has been received. and such submission or presentation shall oblige the Assignor to sell to the Bank the Receivable(s) specified In such Purchase Request, which the Bank agrees to purchase.

3.1.2                     The Assignor may not submit Purchase Requests for amounts Jess than EUR 50,000 (fifty thousand Euro equivalent).

3.2                               Purchase of Eligible Receivables

3.2.1                     The Bank may agree entirely at its discretion to purchase any Eligible Receivable pursuant to a Purchase Request.

3.2.2                     The Assignor will utilize the CTPR System and the Assignor will follow the procedures in the CTPR System manual for the Issuing of its Purchase Requests and Invoices electronically. In the event that the CTPR System is unavailable the Assignor will present to the Bank a Purchase Request together with an Invoice List and a duly executed but undated Assignment Agreement relating to the Receivables referred to in the Purchase Request.

3.2.3                     The Purchased Receivables shall be assigned to the Bank pursuant to the Assignment Agreement, together with any future claims (including, but not limited to, claims for damages for breach of contract and rights to compel the performance of contract duties and delivery of goods and claims arising under or in connection with any Indemnity, guarantee or other support) under, or arising In connection with such Purchased Receivables.

3.3                               Calculation of Purchase Price

3.3.1                     The aggregate Purchase Price of Purchased Receivables In any Invoice List will be calculated by the CTPR System or by using an excel spreadsheet or other electronic tool.

3.3.2                     The Bank will monitor the timeliness of payments received in respect of Purchased Receivables and reserves the right, with the prior consent of the Assignor, to Increase or decrease the Discount Rate and I or the Grace Period for future purchases of Eligible Receivables.

4.                                      COLLECTION OF PURCHASED RECEIVABLES

4.1                               Collection Agent

Until an Obligor has been notified of the purchase of any Purchased Receivables owing by it, the Assignor is hereby appointed to collect the Purchased Receivables on behalf of the Bank (the

“Collection Agent”) and the Assignor accepts such appointment. The Assignor acknowledges and confirms that all cheques and remittances of any form from Obligors to the Bank received by the Assignor in its role as Collection Agent shall be received and held by the Assignor on trust for the sole benefit of the Bank. All proceeds of Purchased Receivables received by the Assignor shall be paid directly into a Collection Account.  The Assignor shall pay any default interest received from Obligors pursuant to the Contracts In full directly Into a Collection Account.  The Assignor acknowledges that collection funds in the Collection Account are held by it on trust for, and belong to the Bank. The Assignor shall remit to the Bank, into the account notified from time to time by the Bank to the Assignor, all proceeds of a Purchased Receivable received by the Assignor at the Maturity Date of such Receivable, or at the first Consolidated Maturity Date following the collection date in case of collection on or later than the Maturity Date of such Receivable.

4.2                               Collection Activities

The Assignor shall take (a) such action for due collection of the Purchased Receivables as it would take for Receivables held for its own account (and shall use the same or greater level of care In connection therewith) and (b) such additional action from time to time reasonably required by the Bank. Such action shall include, but not be limited to, periodic reminders either In writing or through follow-up telephone calls. The Assignor may not delegate such collection activities, whether in whole or in part, without the Bank’s prior written consent.

4.3                               Assignment Notices

The Assignment Notices will not as a matter of course be sent to the Obligors but in the event that the Bank considers that there has been a material adverse change In the status or business of the Assignor, the Bank may at any time at its sole discretion, reasonably exercised, send Assignment Notices to all or any Obligors In order to notify such Obligors of the assignment to the Bank of all or any Purchased Receivables owing by such Obligors. The Bank will not provide any Information on the detailed terms of its purchase of the Purchased Receivables to the Obligors without the prior written consent of the Assignor.

4.4                               Audits

The Bank may upon reasonable advance notice perform an audit of the Assignor’s credit control and collection procedures described in Clause 4.2 above. The Assignor agrees and undertakes to provide all reasonable assistance In connection with such audit which the Bank may request and, in particular (but without limitation) to provide the Bank with evidence of the Assignor’s performance of the collection activities and the details of its collection procedures.

5.                                      PAYMENTS

5.1                               Place, Time and Manner

5.1.1                     All payments due to be made under this Agreement by the Assignor to the Bank shall be:

(a)                                 made In the Relevant Currency and, unless expressly provided otherwise, on the due date in same day funds (settled In such manner as the Bank shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(b)                                 made to the account of the Bank or that of its assignees as the Bank or its assignees shall from time to time notify to the Assignor; and

(c)                                  calculated and made without (and free and clear of any deduction for) set-off or counterclaim

5.1.2                     All payments of the Purchase Price to be made by the Bank to the Assignor under this Agreement shall be paid In the Relevant Currency into the account of the Assignor notified to the Bank in the Purchase Request within three (3) Business Days of the receipt of the Purchase Request.

5.2                               Business Day Convention

If any sum payable by the Assignor or the Bank under this Agreement shall become due on a day which is not a Business Day, the due date therefore shall be extended to the next succeeding Business Day in the same calendar month (If there is one) or the preceding Business Day (if there is not).

5.3                               Calculations

All calculations of discount and payments under this Agreement of a periodic nature shall accrue from day-to-day and shall be calculated on the basis of the actual number of days elapsed in a year containing 360 days.

6.                                      NON-RECOURSE

6.1                               The Bank agrees that:

(a)         upon the purchase of a Receivable by the Bank from the Assignor, the Bank shall have no recourse to the Assignor In relation to a Purchased Receivable except where the non-payment of the Purchased Receivable is as a result of an Event of Recourse, in which case the Bank will have the rights set out In clause 6.2 hereof.

(b)         For the avoidance of doubt, nothing herein shall in any way limit any other rights the Bank may have under any Relevant Document.

6.2                               If an Obligor Default occurs In relation to a Purchased Receivable as a result of an Event of Recourse and that non-payment extends for a period of thirty (30) days following the relevant Purchased Receivable’s Consolidated Maturity Date:

(a)         the Assignor will repurchase the relevant Receivables by remitting to the Bank on written demand an amount equal to the amount which Is due and payable by the Obligor in relation to the relevant Receivables together with interest as calculated under clause 6.2 (b) below, on the amount of such unpaid Receivable;

(b)         Interest due under Clause 6.2 (a) shall accrue (i) on the amount of the relevant Receivable that remains unpaid (either by the Obligor or by the Assignor In accordance with clause 6.2.(a)), (ii) at EURIBOR plus 4.00% and (iii) for the period from 30 days following the last day of the Grace Period In respect of the relevant Purchased Receivable to and including the date of actual receipt by the Bank of the relevant amount (either from the relevant Obligor or from the Assignor In accordance with clause 6.2.(a)) as cleared funds paid in full into Its nominated account;

(c)          immediately following the receipt of payment from the Assignor under Clauses 6.2 (a) the Bank unconditionally and irrevocable extinguishes Its right, title and interest in and to such Receivable and, If relevant,  will take such steps as are necessary to reassign the Receivable to the Assignor, and

(d)         if the Bank receives or recovers the payment from a party other than the Assignor In connection with a Receivable repurchased by the Assignor under clause 6.2(a), the Bank will deliver such payment to the Assignor as soon as practicable, but not later than three (3) Business Days after notification by the Assignor of the occurrence of such error. Pending delivery any amounts so received or recovered will be held by the Bank on trust for the Assignor and the Bank will have no right, title or interest thereto.

6.3                               Assistance by Assignor for purposes of Enforcement by the Bank

If an Obligor does not make payment under a Purchased Receivable as required and the Bank institutes legal or any other proceedings in order to collect payment, the Assignor must provide the Bank with such information and assistance as the Bank may reasonably request for the purpose of assisting It in those proceedings, including the provision of evidence and witnesses and the execution of any further documentation required.

6.4                               Indemnity for Non-Eligibility

The Assignor agrees to indemnify the Bank on demand against any loss, expense or liability resulting from any Purchased Receivable purchased by the Bank from the Assignor not being an Eligible Receivable, whether or not the Bank has attempted to enforce any rights against the Obligor or any other person.

7.                                      REPRESENTATIONS AND WARRANTIES

7.1                               Making and Repeating Representations and Warranties

7.1.1                     The Assignor makes the representations and warranties set out In Clause 7.2 on its own behalf for the benefit of the Bank (a) as at the date of this Agreement, (b) on each day on which a Purchase Request is delivered and (c) on each Purchase Date, as if made on each such date with reference to the facts and circumstances then existing.

7.1.2                     As far as a particular representation is made of a Receivable, it is made only in respect of that Receivable referred to in the relevant Purchase Request or in relation to which payment Is made on the relevant Purchase Date.

7.2                               Representations and Warranties

The Assignor represents and warrants that:

(a)         the Assignor Is duly organized and validly exists under the laws of the country of Its incorporation and possesses the capacity to sue or to be sued in its own name and the power to own its property and assets and carry on its business as It is now being conducted;

(b)         the Assignor Is duly authorized to enter into each Relevant Document to which it is or will be a party and the transactions contemplated thereby and each person who executed or will execute any of the Relevant Documents on its behalf was or will be duly and properly authorized to do so;

(c)           the Relevant Documents to which the Assignor is a party constitute or when executed will constitute the Assignor’s legal, valid and binding obligations subject to the principle that equitable remedies may be granted or refused at the discretion of a court, the limitations Imposed by laws relating to bankruptcy, insolvency, liquidation, court schemes, moratoria and administration and other laws generally affecting the rights of creditors and the time barring of claims due to the effluxion of time;

(d)          the Assignor is the legal and the beneficial owner of each of the Receivables;

(e)           all of the Purchased Receivables are owed to the Assignor without any restriction whatsoever and are freely assignable without infringing any third party’s rights and the Assignor has not and will not grant any assignment or create any security in respect of the Purchased Receivables In favour of any other party;

(f)            each of the Purchased Receivables is an Eligible Receivable;

(g)           there are no claims pending or {to the best of its knowledge) threatened, in writing, in relation to any Contracts which are the subject of Purchased Receivables and the Purchased Receivables are not subject to any set-off or counterclaim and If any such claims should arise the Assignor will immediately Inform the Bank of such;

(h)          the Face Amount of each Purchased Receivable is the amount that will be owing from the relevant Obligor on the Maturity Date and each Invoice listed In the Invoice List Is complete and without any deletions, erasures or cancellations;

(i)             no Event of Recourse is outstanding;

(j)             to the best of its knowledge and belief, the Assignor Is not aware of any reason why the Obligor will not pay the amount payable under any Purchased Receivable on the Maturity Date thereof;

(k)          the Assignor has taken all necessary corporate action to approve the assignment of the Receivables pursuant to a Purchase Request;

(I)            the Assignor has performed all of its obligations under the Contracts so far as they relate to a Receivable offered for purchase hereunder and In particular and without limitation it has delivered or has arranged to deliver all goods and/or performed or has arranged to perform all Services as are due and required under the Contract in respect of such Receivable;

(m)      to the best of the Assignor’s knowledge and belief, each Receivable offered for purchase hereunder will, at the time of the relevant Purchase Request, constitute a legal, valid and binding obligation of the relevant Obligor enforceable by the Assignor and/or the Bank against that Obligor and the assets of that Obligor and each Invoice complies with all applicable laws and regulations relating to value added tax and similar taxes;

8.                                UNDERTAKINGS AND COVENANTS

8.1                        The Assignor hereby agrees and undertakes:

(a)          to refrain from any action which would in anyway prejudice or limit the Bank’s rights under or in respect of any Purchased Receivable;

(b)          to assist and co-operate with the Bank, to take all steps, Including the bringing of legal proceedings In the name of the Assignor, as the Bank may, acting reasonably, deem necessary to recover amounts due and unpaid in respect of the Purchased Receivables;

(c)           not to (I) agree to any variations or amendments to or of the Contract or any documentation In relation to a Purchased Receivable If such variation or amendment would have the effect of altering the Bank’s rights under this Agreement In respect of the Purchased Receivable or the effect of changing the amount payable and due under the Purchased Receivable or (ii) extend any credit period, in each case without the prior consent of the Bank;

(d)          to remain duly organized and validly existing under the laws of the country of its Incorporation;

(e)           to do all that it reasonably can to ensure that any Purchased Receivable or assignment hereunder or under an Assignment Agreement validly creates the obligations which it purports to create; and without limiting the generality of the foregoing, and promptly, to register, file,  record or enrol any Purchased Receivable or assignment hereunder with any court or authority as may be required and give any notice and take any other step which may be or has become necessary for any Purchased Receivable or assignment to be valid, enforceable or admissible in evidence, subject always to the ability of the Assignor to do so as a matter of Applicable Law;

(f)             If any amount due to the Bank in respect of a Purchased Receivable is paid to an account of the Assignor, to hold such amount on trust for the Bank and as soon as possible thereafter to pay such amount (or the equivalent of that amount in the Relevant Currency if the amount due to the Bank was received by the Assignor In a different currency) to the Bank;

(g)           to promptly inform the Bank of any material breach of, default under, or dispute relating to a contract relating to a Purchased Receivable, and of any event which might impede the full and timely payment of the amounts due in respect of the Purchased Receivables;

(h)          not to create or permit to subsist any encumbrance in respect of any Purchased Receivable or to assign, transfer or otherwise deal with or purport to assign, transfer or otherwise deal with any of Its rights in respect of any Purchased Receivable other than in accordance with this Agreement or otherwise In favour of the Bank;

(i)               not, without the prior consent of the Bank (such consent not to be unreasonably withheld, to disclose to any bank or financial institution details of this Agreement or of any breaches of or failure to comply with any undertaking or covenant in any Relevant Document;

Q)            to deliver to the Bank such other information and documents with regard to the Relevant Documents as it may reasonably request from time to time.

9.                               PERFORMANCE OF SUBSIDIARIES

In the event of any default In the performance of any Approved Subsidiary, the Bank shall be at liberty to call on Luxoft Holding, Inc. and Luxoft International Company Limited, on a joint and several basis, to perform the Approved Subsidiary’s obligations as primary obligor and Luxoft Holding, Inc. and Luxoft International Company Limited by execution of this Agreement agree that they shall on demand by the Bank perform all of the obligations of the Approved Subsidiary.

10.                        CHANGE OF CONTROL

If the Assignor ceases to be at least 50% controlled (whether directly or indirectly) by ISS Group

Holding Limited:

(a)          the Assignor shall promptly notify the Bank upon becoming aware of that event; and

(b)          the Bank may, at its sole discretion, by notice to the Assignor, terminate this Agreement forthwith and declare any amounts payable by the Assignor to the Bank under this Agreement due and payable by the Assignor to the Bank on demand.

If this Agreement is terminated and any amounts remain outstanding In connection with a Purchased Receivable, then the terms of this Agreement will continue to apply to that Purchased Receivable until all obligations in respect of that Purchased Receivable have been fully and finally performed.

11.                                EVENTS OF RECOURSE

There shall be an Event of Recourse if

(a)          a payment is not made in respect of a Purchased Receivable because of a failure by the Assignor to deliver the Services

(i)                      meeting the quality requirements in the Contract specification,

(ii)                   meeting the quantity requirement In the Contract specification,

(iii)               in a timely manner,

(iv)               to the correct destination.

(b)          a payment is not made ,in respect of a Purchased Receivable because It is not an Eligible Receivable.

(b)          the amount due to be received by the Bank under a Purchased Receivable Is reduced, or any liability to the Bank arises in respect of a Purchased Receivable due to a delay or omission of or on behalf of the Assignor to pay any duties or taxes due and payable in relation to a Purchased Receivable;

(c)           there is a fraud by the Assignor in relation to any Receivables;

(d)          there is a Commercial Dispute between the Assignor and an Obligor under the terms of a Contract:

(e)           the Collection Account is blocked or frozen for any reason:

(f)            breach by the Assignor of any of the terms of this Agreement or the material terms of the Contract.

12.                                COSTS AND INDEMNITIES

12.1                         General indemnity

The Assignor agrees to indemnify the Bank on demand against any loss, expense or liability (including, but not limited to, any loss or expense sustained or by the Bank to effect or maintain its acquisition of Purchased Receivables or any part thereof) which the Bank suffers solely because of:

(a)         any representation or warranty made by the Assignor under the Agreement is or proves to have been materially incorrect or misleading when made or deemed to be made or repeated, or the Assignor Is in breach of any undertaking or covenant in this Agreement;

(b)         the Assignor falls to make a payment to the Bank due under the terms of this Agreement within 5 Business Days of the due date of such payment,

(c)          under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Assignor or the liquidation of the Assignor or for any other reason, any payment under or in connection with this Agreement is made or falls to be satisfied In a currency other than the Facility Currency or, if different from the Facility Currency, the currency in which such payment Is due under or In connection with this Agreement.

12.2                         Amendment Costs

If the Assignor requests an amendment, waiver or consent In relation to this Agreement or any Purchased Receivable, the Assignor shall, within 3 Business Days of demand, reimburse the Bank for the amount of all costs and expenses (Including without limitation legal fees) reasonably incurred by the Bank in responding to, evaluating, negotiating or complying with that request or requirement. Any single or related costs and expenses exceeding [ ] shall be previously agreed with Assignor.

12.3                         Indemnity for Enforcement Costs, etc.

The Assignor shall pay to the Bank, on demand, all reasonable costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Bank in connection with the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under or in connection with this Agreement against any or all of the Assignor

12.4                         Increased Costs

The Assignor shall on demand pay to the Bank any reasonable sums Incurred by the Bank as a result of the introduction, implementation, repeal, withdrawal or change in the interpretation or application of:

(a)         any law, regulation, practice or concession; or

(b)         any directive or requirement (having the force of law) of the European Union, any central bank or any other fiscal, monetary, regulatory or other authority,

In each case which affects the manner in which the Bank Is required to or does maintain capital resources so as to increase the cost of or to reduce the effective return of the Bank In relation to the transactions contemplated by this Agreement.

12.5                         Due Date for Indemnity Payments

The Assignor shall pay any amount owed to the Bank under this Clause 11 within five (5) Business Days of that amount falling due.

12.6                         Interest

Any amount due to be paid by the Assignor to the Bank which is not paid by the Assignor when due shall attract Interest at a rate of EURIBOR (or cost of funds, whichever Is the higher plus 4.00% per annum calculated on and from the date of demand or when otherwise due to the date of receipt In full of such payment by the Bank.

13.                                TAXATION

13.1                         Tax Gross-Up

The Assignor shall make all payments hereunder without any deduction for Tax unless such deduction is required by law. If the Assignor is required by any law or regulation to make any deduction or withholding on account of any Taxes which arise as a consequence of the execution of this Agreement, any assignment made hereunder and/or any payment due under this Agreement or an assignment made hereunder, then:

(a)         the Assignor shall notify the Bank as soon as it becomes aware of such requirement;

(b)         the Assignor shall remit promptly the amount of such Taxes to the appropriate authority, and in any event prior to the date on which penalties attach thereto:

(c)          If a Tax deduction is required by law to be made by the Assignor In respect of any payment due hereunder, any such payment shall be increased by the Assignor by such amount as may be necessary to ensure that the Bank receives a net amount, which after deducting or withholding such taxes, Is equal to the full amount which the Bank would have received had such payment not been subject to such Taxes;

(d)         the Assignor shall indemnify the Bank against any liability of the Bank In respect of such Taxes; and

(e)          not later than thirty (30) days after each deduction or withholding of any such Taxes, the Assignor shall forward to the Bank evidence reasonably satisfactory to the Bank that such Taxes have been remitted to the appropriate authority;

(f)           if the Assignor has made a payment to the Bank In accordance with Clause 13.1(c) above and the Bank determines In its absolute discretion that It has obtained a credit against, relief from or remission or repayment of any tax the Bank shall pay to the Assignor the amount determined to be In its absolute discretion the amount which will leave the Bank (after the payment) In the same after-tax position as it would have been In had the tax payment not been required to be made by the Assignor.

13.2                         Value Added Tax

All consideration expressed to be payable under this Agreement by the Assignor to the Bank shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Bank to the Assignor In connection with this Agreement the Assignor shall pay to the Bank an amount equal to the amount of the VAT. The Bank hereby confirms that no such VAT is payable at the date of this Agreement.

14.                                  COMMUNICATIONS

14.1                           Addresses, etc.

Except as otherwise provided for in this Agreement, all notices or other communications under or in respect of this Agreement to any party hereto shall be in writing and shall be deemed to be duly given or made when delivered (In the case of personal delivery or letter and when despatched (in the case of facsimile transmission) to such party addressed to it at the address stated below (or at such other address as such party may hereafter specify for such purpose to the others by notice in writing):-

(a)         in the case of the Assignor:

Luxoft Holding, Inc.

Akara Bldg., 24 De Castro Street

Wickhams Cay I, PO Box 3136 Road Town

Tortola, British Virgin Islands

Attention Glen Granovsky

Fax no.: +1 201 505-9526

With mandatory Fax copy to: +7 (495) 9678081

E-mail address:glen@ibsus.net

Luxoft International Company Limited

Themistokli Dervi, 5, Elenion building, 2nd Floor, 1066 Nicosia, Cyprus

Attention:                                         Mrs. Sophia Ioannou

Tel: +35722555803

(b)   In the case of the Approved Subsidiary:

Luxoft Eastern Europe Ltd.,

33 Porter Road, P.O. Box 3169 PMB 103, Road Town, Tortola, British Virgin Islands

Attention:	Ms. S. White
Tel:	+7 4959678039

Luxoft USA, Inc.

225 West 34th street, Ste. 1707-06, New York, NY, 10122,

Attention: Roman Trakhtenberg

Tel: + 1 212 964-9900, Fax: + 1 212 964 4377

(c)          in the case of the Bank: BNP

Paribas Dublin Branch

5 George’s Dock

IFSC

Dublin 1

Attention:             Clive Christie I Paul Owens

Tel:                                               +3531612 5104 or+3531612 5100

Email:                                dublincib.gtsscm@bnpparibas.com

Copy to                       dublin.legal@bnpparibas.com

A written notice includes a notice by facsimile. A notice or other communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place.

14.2                         Language

All communications and documentation delivered pursuant to or otherwise relating to this Agreement shall either be in English or accompanied by a certified English translation prepared by a translator approved by the Bank.

15.                                ASSIGNMENTS

15.1                         Successors

This Agreement shall be binding upon and Inure to the benefit of each party’s successors but, save in accordance with the provisions of this Clause 14, shall not be assignable or transferable.

15.2                         Bank May Assign

The Bank is expressly permitted and authorized to sell, assign, pledge and I or transfer all or part of Its rights under this Agreement to any bank or other entity (a “Participant”); provided, however, that, following any such sale, assignment, pledge or transfer (a) the Bank’s obligations under this Agreement shall remain unmodified and fully effective and enforceable against the Bank, (b) the Bank shall remain solely responsible to the Assignor for the performance of such obligations, (c) the Assignor shall continue to deal solely and directly with the Bank in connection with the Bank’s obligations under this Agreement, (d) the Bank shall retain the sole right and responsibility to enforce the obligations of the Assignor hereunder, Including, without limitation, the sole right to approve of or consent to any action hereunder or any amendment, modification, or waiver hereof. Any costs Incurred in connection with the assignment, sale, pledge or transfer shall be payable by the Bank.

Subject to any Information provided by the Assignor to the Bank which has been marked as confidential, the Bank may disclose to a Participant, such information about the Eligible Receivables . and the Assignor as the Bank shall consider appropriate. The Bank shall furnish to the Assignor a written notice disclosing the name of each Participant which held a participating interest in the Eligible Receivables at any time during the Agreement.

The Assignor may not sell, assign, pledge and/or transfer all or part of its rights under this Agreement.

16.                               MISCELLANEOUS

16.1                        Remedies and Waivers

No delay or omission on the part of either party In exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein or provided by law may be exercised from time to time and as often as a party may deem expedient.

16.2                         Partial invalidity

If, at any time, any one or more of the provisions In this Agreement is or becomes invalid, Illegal or unenforceable in any respect under any law or regulation of any jurisdiction, neither the validity, legality and enforceability of the remaining provisions of this Agreement nor the validity, legality and enforceability of such provision(s) under the law of any other jurisdiction shall be in any way affected or impaired thereby.

16.3                         Assignor’s Obligations

The obligations of the Assignor under this Agreement shall remain in full force and effect until the Bank shall have received all amounts due or to become due to It hereunder in accordance with the terms hereof.

16.4                         Counterparts

This Agreement may be entered into In any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute the one and the same instrument.  A facsimile or PDF transmission of the executed signature page of this Agreement will constitute due and proper execution of this Agreement by the Party executing the signature.  Notwithstanding the foregoing, each Party shall as soon as practicable provide all other Parties with an original executed signature page.

16.5                           Certificates and Determinations

A certificate or determination of the Bank as to any matter provided for in this Agreement shall, in the absence of manifest error, be conclusive and binding on the Assignor.

17.                                  LAW AND JURISDICTION

17.1                           Governing law

This Agreement shall be governed by and construed in accordance with the law of England and Wales.

17.2                        Jurisdiction

The Assignor hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of England with respect to any action or proceeding arising out of or in connection with this Agreement.

IN WITNESS whereof the parties hereto have entered into this Agreement on the date first above written.

SIGNED by	) Glen Granovsky, Director
and	) Name and title:
)
)
For and on behalf of	)
Luxoft Holding, Inc.	) /s/ Glen Granovsky

SIGNED by	) Sophia Ioannou, Director
) Name and title:
)
For and behalf of	)
Luxoft International Company Limited	)
and	)
)
)

) Name and title:
)
)
For and behalf of	)
Luxoft Eastern Europe Ltd.

SIGNED by	Roman Trakhtenberg, Chief Executive Officer
) Name and title:
)
)
For and behalf of	) /s/ Roman Trakhtenberg
Luxoft USA,
Inc.

For and on behalf of
BNP PARIBAS DUBLIN BRANCH	) /s/ Clive W. Christie
) Name and title:

For and on behalf of
BNP PARIBAS DUBLIN BRANCH	) /s/ Paul Owens
) Name and title:

SCHEDULE I

OBLIGOR SUB-LIMITS I ADDRESSES I PRICING

Obligor	Sub-Limit (USD equlv.)	Max Maturity Dates (days)	Grace period (days)	Margin (p.a.)
UBS AG	8,000,000	30	6	3%
Deutsche Bank AG London Branch	10,000,000	30	6	3%
Boeing Shared Services Group- Puget Sound	5,000,000	30	6	3%
Dell Products	2,000,000	60	6	3%
IBM Deutschland GmbH	1,000,000	60	6	3%

APPENDIX I

CONDITIONS PRECEDENT

In form and substance acceptable to the Bank:

1.                                      A copy of the resolution of the board of directors of the Assignors and the Approved Subsidiaries:

(I)                                   approving the terms of, and the transactions contemplated by, the Agreement;

(ii)           authorising a specified person or persons to execute the Agreement; and

(iii)          authorising a specified person or persons, on Its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or In connection with the Agreement, including all assignments and purchase requests thereunder.

2.                                      An original of this Agreement, duly executed by the Assignors and Approved Subsidiaries,

3.                                      A certificate of the secretary of the Assignors and Approved Subsidiaries certifying that each copy document listed in this Appendix I at paragraphs 1, 2, and 3 is correct, complete and in full force and effect as at the date of this Agreement.

4.                                      Evidence of the signatures of the persons authorised as per 1(ii) and (iii), above.

5.                                      Copy of the Commercial Contract.

6.                                      A copy of the most up to date constitutional documents of the Assignors and Approved Subsidiaries or the most recent extract from the commercial register of the Assignors and Approved Subsidiaries, if applicable.

7.                                      A signed but undated Notice of Assignment In respect of each Obligor

APPENDIX II

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the “Agreement”) is entered into on the [please Insert date of execution]

BETWEEN:

BNP PARIBAS DUBLIN BRANCH with its registered office at 5 George’s Dock, IFSC, Dublin 1 (the“Bank”); and

[  ], with its registered office at [ ]

IT IS AGREED:

1.                                      INTERPRETATION

Terms defined In the Facility Agreement shall, unless otherwise defined in this Agreement or unless a contrary intention appears, bear the same meaning when used In this Agreement and in addition:

Assigned Receivables

means all of the Assignor’s rights, title and interest, present and future, in and to all monies of whatsoever nature payable in connection with the Invoices through the CTPR System from time to time and any claims (including, but not limited to, claims for damages for breach of contract and rights to compel the performance of contract duties and delivery of goods and claims arising under or in connection with any indemnity, guarantee or other support) under, or arising In connection with such Invoices.

Facility Agreement	means the uncommitted receivables purchase agreement, between the Bank and the Assignor, dated [please Insert date of execution].

2.                                      ASSIGNMENT

2.1                               In consideration of the payment of the Purchase Price for the Assigned Receivables loaded onto the CTPR System and accepted for payment by the Bank, the Assignor as legal and beneficial owner of the Assigned Receivables assigns to the Bank all Its right, title and Interest in and to the Assigned Receivables offered via the CTPR System and any sums collected from an Obligor pursuant to Its role as Collection Agent.

2.2                               The Bank shall not (by reason of the assignment referred to in clause 2.1 above or otherwise) assume or become liable to assume any obligation of the Assignor under or pursuant to any Contract and the Assignor shall remain liable under each Contract to perform all its obligations thereunder.

2.3                               The Assignor agrees and confirms that it will at any time and from time to time do all things and execute and/or deliver all documents as the Bank may require for the purposes of giving effect to or perfecting the assignment hereunder or necessary for the enforcement or preservation of the ownership rights over the Assigned Receivables conferred on the Bank under this Agreement.

3.                                      GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed In accordance with English law and the Assignor hereby irrevocably submits to the jurisdiction of the High Court of England and Wales with respect to any action or proceeding arising out of or In connection with this Agreement.

IN WITNESS whereof the parties hereto have entered into this Agreement on the date first above written.

SIGNED by	)
and	) Name and title:
For and on behalf of	)
[ ]	)
) Name and title:

SIGNED by	)
and	) Name and title:
For and on behalf of	)
BNP PARIBAS S.A.	)
) Name and title:

APPENDIX III

NOTICE OF ASSIGNMENT TO OBLIGORS

[ON THE ASSIGNOR’S LETTERHEAD]

Addressed to the Obligor

Attention: [•]

Dear Sirs,

Notice of Assignment of Debts

1.                   We give you notice that by a receivables purchase agreement dated [•] we have sold and assigned to BNP Paribas (the “Bank”) the full benefit of all our rights under or by virtue of each invoice listed in the attached schedule issued in relation to [•] (the “Contract”).

2.                   The Bank is authorised by us to collect or recover for its own account the sums due by you under the Invoices. We irrevocably and unconditionally authorise and instruct you to pay all such sums becoming due and payable under or by .virtue of those Invoices to the Bank and the following account [details of Bank’s Account].

3.                   Please note that the above authorisation and instructions may not be revoked or varied without our prior written consent.

For and on behalf of:

[   ]

APPENDIX IV

TERMS OF USE OF THE CTPR SYSTEM BETWEEN [ ] (THE “SELLER”) AND BNP PARIBAS S.A., ACTING THROUGH ITS DUBLIN BRANCH (THE “PURCHASER”)

1: INTRODUCTION

1.1                               The Connexis Trade Payables I Receivables web site (hereinafter referred to as the “Site”), maintained by the Purchaser, is a communication tool accessible via the Internet relating to invoice financing, designed to enable the performance of transactions related to the purchase of receivables, subject to the terms and conditions of this Agreement between the Purchaser and the Seller. Other than the home page, which can be accessed without restriction, the Site Is only accessible to the Seller having signed this Connexis Trade Receivables Agreement (this “Agreement”).

1.2                               The Seller when connecting to the Site shall use a dedicated space to access information contained on this Site. The Seller shall have access through-the Site to the services that the Seller has requested (by the completion of the CTPR Registration Form), which are subject to the Bank’s consent; i.e. purchase of receivables (hereinafter, the “Services”).

1.3                               The Purchaser will provide the Seller with Site access procedures to enable it to access these Services and documentation to assist it in using same.

2: UNDERTAKINGS OF THE PARTIES

2.1                               Undertakings of the Seller: The Seller hereby binds Itself, Its representatives, Its Approved Subsidiaries (hereinafter collectively referred to as the “Entities Using the Site”). It hereby undertakes that the Entities Using the Site shall comply with all undertakings set forth in this Agreement, as well as with the access procedures and documentation provided by the Purchaser to the Seller. As a result, the Seller shall be liable for any activities and liabilities incurred by the Entitles Using the Site.

2.2                               Undertakings of the Purchaser: The Purchaser hereby agrees to grant the Seller access to the Site and Services using SSL (Secure Socket Layer) technology or any other data encryption technology for the duration of this Agreement

2.3                               The Purchaser hereby agrees to provide to the Seller the key and .access procedures (the “Access Key”) as are more particular described In 5 herein, as well as the documentation necessary for the use of the Site within one (1) month of the signature of this Agreement by the Seller.

3: SITE ACCESS AND SECURITY

3.1                               Access to the Site is via an Internet connection. The address of the site is: https://payables-receivables.bnpparibas.com

3.2                               Transactions carried out on the Site are secured by having the Information encrypted during the exchange between the Seller’s computer and the Purchaser’s server using SSL (Secure Socket Layer) technology SSL 128 bits security requires: an Internet connection and a navigator which accepts this technology, such as Internet Explorer 5 or higher navigator or Netscape Navigator 6 or higher; and constant Internet access to the sites secured by SSL technology.

3.3                               The Seller hereby undertakes on Its behalf and on behalf of the Entities Using the Site, to be in possession of the necessary equipment to use SSL (Secure Socket Layer) technology, prior to its first use of the Site.

3.4                               The Seller hereby expressly acknowledges that, prior to the signature of this Agreement, it has the necessary knowledge and hardware to access and use the Site. The Seller will be solely responsible for the acquisition and installation of the said hardware prior to the signature of this Agreement, and for the maintenance of and any requisite technical improvements to the said hardware thereafter.

3.5                               All expenses related to the use of the Site, and, in particular, telephone communications, shall be borne by the Seller. Expenses related to access and use of any telecommunication network shall be borne by the Seller In accordance with the procedures set out by the Sellers’ supplier and the telecommunications operators.

4: ACCESS KEY

4.1                               Access to the Site requires the use of an Access Key consisting of:

a Customer Identification Code;

a User Identification Code;

and a Password a Password; and

a Key (being a digipass, electronic key or other means of secure access to the site).

4.2                               This Site Access Key shall be provided by the Purchaser to the person expressly appointed by the Seller for such purpose (hereinafter referred to as the “Administrator”. This Access Key will be personal and confidential. The Administrator appointed by the Seller agrees to take all necessary steps to keep the said Access Key confidential.

4.3                               The Seller has the right, under its sole responsibility, to allow the Administrator to designate one or more Users and to grant them access to the Site and to all or part of the Services based on the specific duties that the Users perform for the Seller. In such event, the Administrator appointed by the Seller shall create and provide an Access Key as indicated above to each User.

The Administrator’s name shall be indicated on a “User form” as per a template to be provided by the Purchaser, which must be duly completed by the Seller and provided upon request of the Purchaser.

4.4                               The Seller hereby undertakes, on its behalf and on behalf of the Entitles Using the Site, to:

take all steps necessary to protect access to all information contained on the Site, keep the said information confidential and avoid all unauthorised or fraudulent use of the Site using the Access Key provided to the Seller by the Purchaser;

not use, transfer, provide, or assign to any third party whatsoever, even free of charge, the right to access and use the Site granted pursuant to this Agreement unless the Purchaser has granted its prior written authorisation;

not grant to any third party whatsoever access to the Service(s) on the Site, Access Keys or any information or documentation contained on the Site;

be fully personally liable for any use of the Access Key by any third parties whatsoever;

take all steps necessary to protect the confidentiality of the Access Key;

change Administrator and all User Access Keys if the Seller suspects and/or becomes aware of the disclosure of the Access Key or the loss, theft, or any unauthorised use thereof;

immediately notify the Purchaser of any disclosure, loss or theft of the Access Key so that it may take all the steps necessary to suspend all Instructions received on the Site. If the Seller fails to do so, the Purchaser shall not be held liable for having acted based on any instructions appearing to have been received from the Seller.

Furthermore, the Seller undertakes to take all useful and necessary steps to ensure that the Users authorised by the Administrator, as provided for herein, comply with the obligations set out above.

5: TECHNICAL ASSISTANCE

5.1                               Assistance In using the Site may be obtained In by calling the following number Monday through Friday (with the exception of the Dublin Bank holidays) from 9 am. to 5 pm. (Dublin time);

Telephone no.: +353 1 612 50 75

E-mail: denmot.higgins@bnpparibas.com

5.2                               The Purchaser may respond to technical assistance requests by any means at its disposal.

5.3                               Technical assistance solely covers access to and use of the Site and the Services available to the Seller as per this Agreement, to the exclusion of any information in respect of processing commercial transactions, which must be requested from the units of the Purchaser responsible for such processing.

5.4                               In no event may the Purchaser be declared personally liable for any actions taken by the Seller or for the destruction of files or programs or for any Incident that would occur in respect of the Seller’s equipment after assistance has been given by the Purchaser. The Seller hereby agrees to protect itself against these risks by any means at its disposal

AUTOMATED TRANSACTION DELETION

6.1                               The Seller will be notified thirty (30) days In advance of the automated deletion of the information related to transactions from the Site. In such event, the Seller must take all steps to first back up these transactions by, Inter alia, printing the relevant data to be kept by it in a hard format for its own purpose.

6.2                               After thirty (30) days, the Purchaser will delete the information related to all transactions without any further notice. From such termination, all information requests In respect of past transactions must be sent to the department responsible for the said processing.

7: EVIDENCE

7.1                               The Purchaser retains information in respect of the transactions effected by it and the Seller using the Site to meet its legal and regulatory obligations and its own internal policies.

7.2                               It is hereby expressly agreed that the Purchases records on its computer systems shall constitute, absent manifest error, prima facie evidence of the transactions carried out on the Site utilizing the Services available to the Seller on the Site.

8: TITLE

8.1                               The Purchaser grants the Seller a limited, non-exclusive and revocable right to utilize the services using the Site in accordance with the provisions of this Agreement. All components of the Site and in particular, Site layout, domain names, information, documentation, text, data, designs, Images, photos, graphics, sound and/or visual recordings, software, and all or part of the components of the Site included in the database (hereinafter, the “Content’) are owned by BNP Paribas, or its affiliates, commercial partners, co-licensees or license holders, and are protected by intellectual and/or industrial property rights.

8.2                               As a result, the reproduction, representation, modification, decompiling, provision, broadcast, transfer, transmission or communication of all or part of the Content of the Site by the Seller, on any media and/or using any procedure whatsoever, is prohibited except with the Purchases prior, written authorisation. The failure to comply with this prohibition could constitute a violation of national and International law in respect of intellectual property and/or copyright and may give rise to legal proceedings under the applicable legislation including, if appropriate, to penal prosecution.

8.3                               The trademarks, logos and service marks on the Site are registered in France and/or internationally under various names, and are the sole property of BNP Paribas. Any total or partial reproduction of these trademarks or logos, made using Site contents without the prior, express authorisation of the Purchaser, is prohibited. Any use of these trademarks or logos constitutes Infringement which will result in legal proceedings under the applicable legislation including penal prosecution.

8.4                               The Purchaser reserves the right to change the Site and the Services provided thereon, as well as the technical characteristics for access as technology and the criteria that It feels are better suited to its clientele. The Purchaser shall inform the Seller of any such changes in a timely fashion by a notice that will be available on the Site or by all other communication means.

8.5                               The Purchaser may, at its sole discretion, suspend or terminate access to all or part of the Services, in particular, to maintain the service and/or in the event of fraudulent use of the systems, and shall so Inform the Seiler by all means at its disposal.

9: RESPONSIBILITY AND LIABILITY

9.1                               The Seller is solely and completely liable for its use of the Internet in its name and on behalf of the Entities Using the Site, and Is subject to the application of local, national and International laws and regulations. The Purchaser will attempt to use secure and reliable Internet sites; however, the confidentiality of the information and documents cannot be guaranteed. As a result, the Purchaser may not be held personally liable for the security and reliability of the content of the information placed on this Site by the Seller, or for the consequences of acts committed based on the said Information.

9.2                               The Purchaser may not be held liable for Interruptions and/or malfunctions of the network or web hosting services. As a result, the Seller assumes sole and complete liability for risks related to Internet. Further, the Purchaser may not be held liable for interruptions in the Services or for the inability to access the access Services due, in particular, to a malfunction of the automated equipment used by the Seller or improper use by the Seller of the Site.

9.3                               Due to the increase in the proliferation of viruses and other threats affecting the Internet, the Seller should be aware at all times of the potential for viral contamination of its computer systems. As a result, the Seller is responsible for protecting its computer systems. The Purchaser may not be held liable for any damage or the losses whatsoever related to such viruses or threats.

9.4                               The Purchaser will not In any event be held liable for any reason whatsoever for damage due to: use of the Site by the Seller, its Representatives and other Entities Using the Site that does not comply with the provisions of this Agreement;

•        the inability to use the Site (or any related site), including any direct, Incidental, or consequential damage resulting from the inability to connect, as well as for any defects In supplying access to the Service(s); losses or damage due to delays or Interruption of the service, file deletion or electronic communications.

9.5                               The Seller will be liable on its own behalf, on behalf of its permanent and temporary Representatives, and on behalf of other Entities Using the Site, for all damage that occur pursuant to their use of the Site including damages due to unauthorised access to the Site, or acts from their part resulting in destruction or damages to the Site and, in general, any transaction effected without complying with the rules applicable to the use of the Site.

10: CONSEQUENCES OF THE TERMINATION OF THE AGREEMENT

10.1                        The Purchaser reserves the right to terminate access to the CTPR System ipso jure and without notice if the Seller or the Entities Using the Site fall to comply with any whatsoever of their obligations arising under this Agreement In respect of the usage of the CTPR System, without prejudice to any damages that the Purchaser may claim.

This right shall apply In particular if the Seller, the Entities Using the Site, or any other person that was given access to the Site by the Seller falls to comply with the obligation to keep confidential the Access Keys provided by the Purchaser

10.2                        The termination of access to the CTPR System and the withdrawal of access to the Service(s) shall have the consequences specified in Article 6 (“Automated Transaction Deletion”).

10.3                        The Seller hereby agrees to return to the Purchaser all documentation related to the Site no later than one (1) month after termination of access to the CTPR System and not to retain any complete or partial copy of the documentation related to the Site; the Seller shall however be entitled to keep any document related to the transactions performed while using the Site as well a copy of this Agreement